EXHIBIT 10.2

AMENDMENT 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT 1 TO EMPLOYMENT AGREEMENT (this “Amendment 1”) is made and entered into as of August 2, 2022, by and between Affinity Bancshares, Inc., a Maryland Corporation (the “Corporation”), Affinity Bank, a federally-chartered savings association organized under the laws of the United States of America (the “Bank”) and Brandi Pajot (the “Executive”).

RECITALS:

WHEREAS, the Bank, the Company and the Executive entered into that certain Employment Agreement, dated as of May 24, 2021 (the “Employment Agreement”) providing for an initial term of one year, which Employment Agreement was renewed for an additional year, so that the current term of the Employment Agreement expires on September 1, 2022;

WHEREAS, the Company and the Bank have appointed the Executive to the executive position of Chief Financial Officer effective as of July 28, 2022;

WHEREAS, the parties to the Employment Agreement wish to amend the Employment Agreement to reflect the change in the Executive’s position Chief Financial Officer and to increase the term of the agreement to two years with corresponding potential severance payments.

NOW THEREFORE, effective as of August 2, 2022, and in consideration of the foregoing and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Bank, the Company and the Executive hereby agree as follows:

1.	Definitions.

Section 1.11(b), “Good Reason,” is deleted in its entirety and replaced with the following new Section 1.11(b):

“(b) the failure of the Board of Directors to maintain the Executive’s appointment to the office of Chief Financial Officer of the Employer; or”

2.	Duties.

The first sentence of Section 2.1 is deleted in its entirety and replaced with the following new sentence, with the remaining language of Section 2.1 remaining unchanged:

“The Executive is employed as Chief Financial Officer of the Employer, subject to the direction of the Board of Directors or its designee(s).”

3.	Term and Termination.

Section 3.3.1 is deleted in its entirety and replaced with the following new Section 3.3.1:

“3.1.1. Term and Annual Renewal.  The initial term of this Agreement shall begin as of the Effective Date and shall continue for twenty-four (24) months.  Commencing on September 1, 2022 (the “Renewal Date”) and continuing on each Renewal Date thereafter, the term of this Agreement shall renew so that the remaining term of this Agreement is twenty-four (24) months; provided, however, that the disinterested members of the Boards of Directors must take the following actions within the time frames set forth below prior to each Renewal Date: (1) at least 30 days prior to each Renewal Date, conduct or review a comprehensive performance evaluation of the Executive for purposes of determining whether to extend this Agreement; and (2) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be included in the minutes of the meeting of the Board of Directors.  If the decision of the disinterested members of the Board of Directors is not to renew this Agreement, then the Board of Directors shall provide the Executive with a written notice of non-renewal (the “Non-Renewal Notice”) prior to any Renewal Date, and the term of this Agreement shall terminate at the end of the then remaining term.  Reference herein to the term of this Agreement shall refer to both the initial term and any extended terms.”

Section 3.3.2 is deleted in its entirety and replaced with the following new Section 3.3.2:

“3.1.2 Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, the term of this Agreement shall be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth above.”

4.	Compensation.

The first paragraph of Section 4.8 is deleted in its entirety and replaced with the following new Section 4.8:

“4.8 Change in Control. In the event of the Executive’s termination of employment without Cause or with Good Reason during the term upon or following a Change in Control, the  Employer (or its successor) shall pay to the Executive an amount equal to the product of two (2) multiplied by the Executive’s average annual Base Salary, bonus and profit sharing paid by the Employer to the Executive, (the “Benefit”) as measured over the preceding three full fiscal years prior to the Change in Control (or the average annualized Base Salary and bonus paid to the Executive for such shorter period as the Executive has been employed by the Employer), but not less than her current Base Salary annualized plus bonus and profit sharing paid to the Executive in the prior calendar year immediately preceding such Change in Control. The Benefit shall be paid in cash in a lump sum within five (5) days following the effective date of the Executive’s termination of employment. The Employer shall be entitled to withhold appropriate employment and income taxes, if required by applicable law, should the Benefit become payable.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

Executed this 2nd day of August 2022.

/s/ Brandi Pajot
BRANDI PAJOT

Executed this 2nd day of August 2022.

/s/ Edward J. Cooney
AFFINITY BANCSHARES, INC.

By: Edward J. Cooney
Title: Chief Executive Officer

Executed this 2nd day of August 2022.

/s/ Edward J. Cooney
AFFINITY BANK

By: Edward J. Cooney
Title: Chief Executive Officer